Exhibit 99.1

Freshpet, Inc. Provides Business Update

Pre-Announces Net Sales and Updates EBITDA Guidance

SECAUCUS, N.J. – January 13, 2021 – Freshpet, Inc. (“Freshpet” or the “Company”) (NASDAQ:FRPT) today announced preliminary fourth quarter net sales and updated adjusted EBITDA guidance in conjunction with the Company’s presentation at the ICR Conference. The presentation is available on the Company’s investor relations website.

Preliminary fourth quarter 2020 net sales are expected to be $84.5 million, representing growth of 29% compared to the prior year period. The Company also updated its guidance for adjusted EBITDA, which is expected to approximate $12 million for the fourth quarter. For the full year 2020, the Company expects net sales of approximately $318.8 million and adjusted EBITDA of approximately $46 million.

“We continued to experience strong demand in the fourth quarter, but supply constraints limited our sales opportunity. We are pleased with our preliminary fourth quarter results in light of the challenges we faced in the back half of the quarter due to COVID-related labor disruption and severe weather impacts to our distribution network,” commented Billy Cyr, Freshpet’s Chief Executive Officer. “We are extremely excited about the traction we are seeing with new and existing pet parents. The underlying buy rate we are realizing in the business is stronger than anticipated and has grown each of the past five years as our household penetration has grown at a rate in excess of 20% over the past two years. As a result, we are considering incremental investments in capacity expansion to ensure we meet the growing demand from families that are seeking a better-for-you alternative to feeding their pets.”

About Freshpet

Freshpet’s mission is to improve the lives of dogs and cats through the power of fresh, real food. Freshpet foods are blends of fresh meats, vegetables and fruits farmed locally and made at our Kitchens in Bethlehem PA. We thoughtfully prepare our foods using natural ingredients, cooking them in small batches at lower temperatures to preserve the natural goodness of the ingredients. Freshpet foods and treats are kept refrigerated from the moment they are made until they arrive at Freshpet Fridges in your local market.

Our foods are available in select mass, grocery (including online), natural food, club, and pet specialty retailers across the United States, Canada and Europe. From the care we take to source our ingredients and make our food, to the moment it reaches your home, our integrity, transparency and social responsibility are the way we like to run our business. To learn more, visit www.freshpet.com.

Connect with Freshpet:

https://www.facebook.com/Freshpet

https://twitter.com/Freshpet

http://instagram.com/Freshpet

http://pinterest.com/Freshpet

https://en.wikipedia.org/wiki/Freshpet

https://www.youtube.com/user/freshpet400

Forward Looking Statements

Certain statements in this release constitute “forward-looking” statements. These statements are based on management's current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Freshpet believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are several risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company's latest annual report on Form 10-K and its quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release. Freshpet undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures

Freshpet uses the following non-GAAP financial measures in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

Adjusted Gross Profit

Adjusted Gross Profit as a % of net sales (Adjusted Gross Margin)

Adjusted SG&A

Adjusted SG&A as a % of net sales

EBITDA

Adjusted EBITDA

Adjusted EBITDA as a % of net sales
Adjusted Gross Profit: Freshpet defines Adjusted Gross Profit as Gross Profit before depreciation expense, plant start-up expense, COVID-19 expenses and non-cash share-based compensation.

Adjusted SG&A Expenses: Freshpet defines Adjusted SG&A as SG&A expenses before depreciation and amortization expense, non-cash share-based compensation, launch expense, fees related to equity offerings of our common stock, loss on disposal of equipment, COVID-19 expenses and implementation and other costs associated with the implementation of an ERP system.

EBITDA and Adjusted EBITDA: EBITDA represents net income (loss) plus interest expense, income tax expense and depreciation and amortization expense, and Adjusted EBITDA represents EBITDA plus loss on disposal of equipment, non-cash share-based compensation expense, launch expenses, fees related to equity offerings, plant start-up expenses, COVID-19 expenses and implementation and other costs associated with the implementation of an ERP system.

Management believes that the non-GAAP financial measures are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. The non-GAAP financial measures are shown as supplemental disclosures in this release because they are widely used by the investment community for analysis and comparative evaluation. They also provide additional metrics to evaluate the Company’s operations and, when considered with both the Company’s GAAP results and the reconciliation to the most comparable GAAP measures, provide a more complete understanding of the Company’s business than could be obtained absent this disclosure. The non-GAAP measures are not and should not be considered an alternative to the most comparable GAAP measures or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. Management believes that the non-GAAP measures are important to an understanding of the Company's overall operating results in the periods presented. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

CONTACT
ICR
Jeff Sonnek
646-277-1263
Jeff.sonnek@icrinc.com